Exhibit 5.1

December 4, 2014

The Clorox Company

1221 Broadway

Oakland, California 94612-1888

RE: The Clorox Company’s Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Clorox Company, a Delaware corporation (the “Company”), in connection with the filing of the above-referenced registration statement on Form S-3 dated December 4, 2014 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of the Company’s debt securities (the “Securities”). The Securities will be issued under an indenture dated as of October 9, 2007 between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of November 9, 2009, which designates Wells Fargo Bank, National Association, as the trustee and the Second Supplemental Indenture dated as of November 9, 2009 between the Company and Wells Fargo Bank, National Association, as trustee (as so supplemented, the “Indenture”).

In connection with this opinion letter, we have examined the Registration Statement, the Indenture, originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that: when the specific terms of a particular issuance of Securities have been duly authorized by the Company and established in accordance with the terms of Indenture, and such Securities have been duly executed, authenticated, completed, issued and delivered, against payment of consideration for such Securities, in accordance with the terms and provisions of the Indenture, such Securities will constitute valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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